August 19, 2015	Exhibit 16.1

Securities and Exchange Commission

100 F Street, N. E.

Washington D.C. 20549-7561

Dear Sirs:

We have read Item 4.01 of Amira Nature Foods Ltd.’s Form 6-K dated August 19, 2015 and have the following comments:

1.	We agree with the statements made in Paragraph 2, 3, 4, 5 and 6.

2.	We have no basis on which to agree or disagree with the statements made in Paragraph 1.

Very truly yours,

Deloitte Haskins & Sells LLP